Imaging Diagnostic Systems Announces Appointment of New CEO and Director


For Immediate Release
Fort Lauderdale, Florida, July 13, 2004--Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), an industry leader in the field of Medical Optical Imaging, which has developed a patented breast-imaging system that utilizes state-of-the-art laser technology and proprietary algorithms to create three-dimensional cross-sectional images of the breast for the detection of cancer, announced today that Tim Hansen was appointed by the Board of Directors to serve as the new Chief Executive Officer and Board member. IDSI conducted a three-month search after Linda B. Grable, founder and CEO retired on April 15, 2004.

Mr. Hansen has served in top-level executive positions in the medical imaging industry over a 30-year period and was notably President of Picker Medical Systems, a leading company in the diagnostic imaging market. As President of Picker, he led the $1.2 billion group to improve market share and profitability in the global equipment and service business. In particular, he increased the CT scanner business via technology developments to fuel Picker's overall profit growth.

Most recently, Mr. Hansen was with Cardinal Health, Inc. as the general manager of the Radiation Management Services, a leading provider of medical imaging quality assurance instruments and solutions. He brings executive-level experience, managing business operations, global marketing and sales, technology development, and developing luminary relationships in the diagnostic imaging field.

"Tim's outstanding track record and well-rounded background in the medical technology industry will add immediate strength and strategic leadership to IDSI", states Jay Bendis, Co-Chairman of the Board. Mr. Bendis also added, "We are fortunate to have attracted an executive of Mr. Hansen's caliber and vision to lead the company at this stage of its global commercialization growth. Mr. Hansen comes to the IDSI team with enthusiasm, strong leadership skills, and diverse experience that will both position IDSI as an industry leader and increase shareholder value.

"I am excited about the unique IDSI technology and the possibilities it presents to improve the diagnosis of breast cancer. I look forward to working with the IDSI scientists, the clinical team and our development partners to guide the Company to full realization of this important adjunct to mammography," stated Tim Hansen.

Please visit Imaging Diagnostic Systems' website at: www.imds.com for additional information.

Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, UL listing, ISO 9001:2000-13488 certification and FDA export certification for its CT Laser Breast imaging system. The CTLM(R) system is the first patented breast-imaging system that utilizes state-of the-art laser technology and patented algorithms to create 3-D cross- sectional images of the breast. The Company is seeking PreMarket Approval (PMA) from the Food and Drug Administration (FDA) for its CTLM(R) system to be used as an adjunct to mammography. The CTLM(R) system is a non-invasive, painless examination that does not expose the patient to radiation nor require breast compression.

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities and Exchange Commission.



Investor Relations:                        Public Relations:
Rick Lutz                                  Margie Adelman
404-261-1196                               561-347-6768
lcgroup@mindspring.com                     madelman@adelmancommunicatins.com